EXHIBIT 4.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MAIR HOLDINGS, INC.

The following amended and restated Articles of Incorporation of MAIR Holdings, Inc. were duly approved by the Board of Directors and shareholders of this corporation in accordance with the provisions of Minnesota Statutes, Section 302A.139.

ARTICLE I

The name of this corporation shall be MAIR Holdings, Inc.

ARTICLE II

The registered office of this corporation in the State of Minnesota shall be 150 South Fifth Street, Suite 1720, Minneapolis, Minnesota, 55402.

ARTICLE III

3.01                           The aggregate number of shares of Common Stock which this corporation shall have the authority to issue is sixty million (60,000,000) shares of Common Stock each with $.01 par value.  Such shares shall be designated as this corporation’s “Common Stock.”

3.02                           The aggregate number of shares of Preferred Stock which this corporation shall have the authority to issue is one million (1,000,000) shares, which may be issued in one or more series as determined from time to time by the Board of Directors. Such shares shall be designated as the “Preferred Stock, Series                             .”  The shares of Preferred Stock of any Series authorized for issuance by the Board of Directors of this corporation shall be senior to the Common Stock with respect to any distribution (as such term is defined in Section 302A.011, Subd. 10, of the Minnesota Statutes) if so designated by the Board of Directors of this corporation upon issuance of the shares of that Series.  The Board of Directors is hereby granted the express authority to fix by resolution any other designations, powers, preferences, rights, qualifications, limitations or restrictions with respect to any particular Series of Preferred Stock prior to issuance thereof.

3.03                           Except as otherwise required by law, the holders of the shares of Common Stock shall have the sole voting rights of this corporation.

3.04                           There shall be no cumulative voting by the holders of the Common Stock.

3.05                           The shareholders shall take action by the affirmative vote of the holders of majority of the voting power of the shares represented and voting at a duly held meeting, except where the affirmative vote of a greater number or the affirmative vote of a majority of the voting power of all voting shares is required by statute and except where the holders of a class or series are entitled by statute to vote as a class or series whether or not such holders are otherwise entitled to vote.

3.06                           The shareholders of this corporation shall have no pre-emptive right to subscribe for or otherwise acquire any new or additional shares of stock of this corporation of any class whether now authorized or authorized hereafter, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares of any class, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares of any class.

ARTICLE IV

In addition to, and not by way of limitation of the powers granted to the Board of Directors by the Chapter 302A, Minnesota Revised Statutes, the Board of Directors of this corporation shall have the following powers and authority:

4.01                           To fix by resolution any designation, power, preference, right, qualification, limitation or restriction with respect to the issuance of any Series of the Preferred Stock of this corporation authorized by these Articles.

4.02                           To issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

4.03                           To fix the terms, provisions and conditions of and to authorize the issuance, sale, pledge or exchange of bonds, debentures, notes, or other evidences of indebtedness of this corporation.

4.04                           To adopt, amend or repeal all or any of the Bylaws of this corporation by the vote of a majority of its members present at a duly held meeting, subject to the power of the shareholders to adopt, amend or repeal such Bylaws.

4.05                           To take any action required or permitted by law or by these Articles to be taken by the Board of Directors at a duly held meeting by written action signed by a majority of the members of the Board, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors.

4.06                           As to any member of the Board, to give advance written consent or opposition to a resolution stating an action to be taken by the Board. If such member is not present at the meeting at which action is taken upon such resolution, such consent to opposition does not constitute presence for purposes of determining the existence of a quorum, but shall be counted as a vote in favor of or against the resolution and shall be entered in the minutes or other record of action taken by the Board at the meeting if the resolution acted upon by the Board at the meeting is substantially the same or has substantially the same effect as the resolution to which the member of the Board has consented or objected.

4.07                           To adopt an indemnity plan and to purchase and maintain insurance for officers, directors, employees and agents against liability asserted against them and incurred in any such capacity or arising out of their status as such to the fullest extent permissible under the provisions of Chapter 302A, Minnesota Revised Statutes.

ARTICLE V

5.01                           The number of directors of this corporation shall not be less than six (6) or more than twelve (12).

5.02                           The Board of Directors of this corporation shall be divided into three classes, each class to consist of not less than two (2) nor more than four (4) members.  The classes shall be designated Class One, Class Two, and Class Three, respectively.  The terms of office of the initial Class One, Class Two, and Class Three directors shall expire at the annual meetings of the shareholders of this corporation to be held during the years 1989, 1990 and 1991, respectively.  At each annual meeting of the shareholders of this corporation commencing in 1989, and each year thereafter, the successors to the class of directors whose terms expire at such meeting shall be elected to serve for terms of three years.  In the event of the death, resignation, or removal of a director during his elected term of office, his successor shall be elected to serve only until the expiration of the term of his predecessor.

5.03                           The holders of a majority of the shares entitled to vote at an election of directors, upon a vote of not less than the majority of the entire Board of Directors, may remove any director with cause, but may not remove any director without cause.

ARTICLE VI

To the fullest extent permitted by the Minnesota Business Corporation Act, as the same now exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of a director occurring prior to such amendment or repeal.

ARTICLE VII

This corporation shall be subject to the provisions of Section 302A.671 of the Minnesota Business Corporation Act, as the same now exists or may hereafter be amended.

In witness whereof, the undersigned has hereunto set his hand this 26th day of August, 2003.

/s/ Paul F. Foley
Paul F. Foley
President and Chief Executive Officer